Exhibit 99.1

Farmland Partners Inc. Reports Third Quarter 2017 Results

DENVER, November 8, 2017 /PRNewswire/ - Farmland Partners Inc. (NYSE: FPI) (the “Company”) today reported financial results for the quarter ended September 30, 2017.

Third Quarter Highlights

•                  Reported total operating revenues of $12.0 million for the three months ended September 30, 2017, a 73% increase over the same period in 2016

•                  Reported operating income of $6.1 million for the three months ended September 30, 2017, a 179% increase over the same period

•                  Reported basic net income available to common stockholders of $0.01 per share for the quarter ended September 30, 2017, as compared to ($0.06) per share for the same period in 2016

•                  Reported AFFO per share of $0.09 for the quarter ended September 30, 2017, equal to what was reported for the same period in 2016; AFFO per share for the period was negatively impacted $0.03 per share by dividends from the Company’s recently-issued Series B participating preferred stock because proceeds are not yet deployed.

•                  Reported Adjusted EBITDA of $9.0 million for the quarter ended September 30, 2017, an 89% increase over the same period in 2016

•                  Raised $144.2 million of net proceeds through the issuance of approximately 6.0 million shares of 6.00% Series B participating preferred stock in an underwritten public offering

•                  Repurchased $7.4 million shares of common stock during the quarter ended September 30, 2017 and $2.6 million shares of common stock subsequent to the end of the quarter through October 4th for a total of $10.0 million shares at a weighted average price of $8.92 per share

•                  Entered into an agreement to purchase $110 million of permanent crop farmland in California, which, upon closing, will be leased to the world’s leading almond grower

•                  Declared a dividend on the Company’s common stock of $0.1275 per share ($0.51 annualized) for the fourth quarter of 2017 — a 5.93% distribution rate based on the Company’s closing stock price on November 7, 2017

“The Olam acquisition was an excellent start to investing our Series B participating preferred proceeds at yields exceeding our cost of capital”, said Paul Pittman, CEO of the Company. “Leasing trends are positive this fall. We are seeing material increases in rents on the new leases we are currently negotiating in the Corn Belt.”

Financial Results

The Company recorded net income of $2.6 million and basic net income available to common stockholders of $0.01 per share for the three months ended September 30, 2017, as compared to net income of $0.1 million and basic net income available to common stockholders of ($0.06) per share for the same period in 2016.

Adjusted Funds from Operations (“AFFO”) was $3.3 million for the three months ended September 30, 2017, as compared to $1.7 million for the three months ended September 30, 2016, and $7.5 million for the nine months ended September 30, 2017, as compared to $3.7 million for the nine months ended September 30, 2016.  AFFO per fully diluted share was $0.09 for the three months ended September 30, 2017 equal to what was reported for the three months ended September 30, 2016, and $0.20 for the nine months ended September 30, 2017, also equal to what was reported for the nine months ended September 30, 2016. AFFO per share for the three months ended September 30, 2017 would have been $0.12 but for the negative impact of $0.03 due to the dividends on the Series B participating preferred stock. The Company will not see the positive revenue impact of investing a portion of the net proceeds from the preferred offering in the Olam transaction until 2018, as the Olam transaction is currently expected to close in December 2017.

See “Non-GAAP Financial Measures” for complete definitions of AFFO and Adjusted EBITDA and the financial tables accompanying this press release for reconciliations of net income to AFFO and Adjusted EBITDA.

Operating Results

The Company recorded total operating revenues of $12.0 million and net operating income of $10.6 million for the three months ended September 30, 2017, as compared to total operating revenues of $7.0 million and net operating income of $6.4 million for the same period in 2016. This increase in revenue is mostly due to the increased size of the portfolio, especially the acquisition of the specialty crop properties in the AFCO acquisition. The Company’s operating income margin increased to 51% during the three months ended September 30, 2017 from 32% for the same period last year due to the efficiencies associated with the increased scale of the Company.

The Company decreased its number of employees from 19 to 16 during the quarter ended September 30, 2017.

See “Non-GAAP Financial Measures” for a complete definition of net operating income and operating income margin the financial table included in this press release for reconciliations of total operating revenues to net operating income and for the calculation of operating income margin.

Acquisition Activity

The Company did not close any acquisitions during the quarter. Year to date, the company has completed $373.5 million in acquisitions.

During the quarter, the Company announced that it had entered into an agreement to acquire approximately 5,100 acres of permanent crop farmland in California from Olam International Limited (“Olam”) for a purchase price of $110 million. The properties are located in California’s Central Valley and are dedicated to the production of almonds, pistachios and walnuts. At closing of the acquisition, the Company will enter into a 25-year triple-net lease agreement with Olam on a revenue share basis. During the term of the lease agreement, Olam will operate and maintain the properties and improvements. Closing of the acquisition is expected in December 2017, subject to customary conditions.

Capital Markets Activity and Balance Sheet

During the quarter, the Company issued 6,037,500 shares of newly designated 6.00% Series B participating preferred stock. Net proceeds from the offering were approximately $144.2 million, after deducting the underwriting discount and estimated offering expenses payable by the Company.

During the quarter, the Company also repurchased $7.4 million shares of common stock at a weighted average price of $8.85 and $2.6 million shares of common stock subsequent to the quarter for a total of $10.0 million shares of common stock at a weighted average price of $8.92 per share. As of the date of this press release, the Company has approximately 38.1 million shares of common stock outstanding on a fully diluted basis, including OP units.

The Company had total debt outstanding of $465.8 million at September 30, 2017, compared to total debt outstanding of $303.3 million a year prior. The Company’s ratio of net debt to gross assets was 33.8% at September 30, 2017 compared to 47.9% at September 30, 2016.

2017 Earnings Guidance

The Company is reaffirming its previously issued AFFO/share guidance. On August 17, 2017, the Company issued 6,037,500 shared of participating preferred Series B stock. The impact of Series B dividends on AFFO per share of common stock is expected to be approximately $0.03 cents in 3Q17 and $0.06 cents in 4Q17. Management expects higher than projected revenues from both row and specialty crops and operating expense cost controls to offset the impact of dividends associated with the Series B stock. Please refer to page 15 of the Company’s “Q3 2017 Supplemental Package” for more detail.

Fourth Quarter 2017 Dividend Declaration

The Company announced that its Board of Directors has approved a quarterly cash dividend of $0.1275 per share to be paid on January 16, 2018 to stockholders of record at the close of business on January 2, 2018. The annualized dividend of $0.51 per share represents an annual distribution rate of 5.93% based on the Company’s closing stock price on November 7, 2017.

The Company’s Board of Directors has also approved a quarterly cash dividend of $0.375 per share of 6.00% Series B participating preferred stock payable on January 2, 2017 to stockholders on record on December 15, 2017.

Conference Call Information

The Company has scheduled a conference call on Thursday, November 9, 2017 at 11:00 a.m. (Eastern Time) to discuss its financial results for the third quarter ended September 30, 2017. The conference call can be accessed live over the phone toll-free by dialing (866) 262-6804, or for international callers by dialing (412) 902-4107.  Participants can reference the Farmland Partners Inc. Second Quarter 2017 Earnings Call. The conference call will also be available via a live listen-only webcast and can be accessed through the Investor Relations section of the Company’s website, www.farmlandpartners.com. A replay of the conference call will be available beginning November 9, 2017 at 1:00 p.m. (Eastern Time) until November 23, 2017 at 11:59 p.m. (Eastern Time), by dialing (877) 344-7529 (U.S.) or (412) 317-0088 (International); passcode: 10114099. A replay of the webcast will also be accessible on the Investor Relations website for a limited time following the event.

About Farmland Partners Inc.

Farmland Partners Inc. is an internally managed real estate company that owns and seeks to acquire high-quality North American farmland and makes loans to farmers secured by farm real estate. As of the date of this release, the Company owns or has under contract over 160,000 acres in 17 states, including Alabama, Arkansas, California, Colorado, Florida, Georgia, Illinois, Kansas, Louisiana, Michigan, Mississippi, Nebraska, North Carolina, South Carolina, South Dakota, Texas and Virginia. We have approximately x crop types and x tenants. The Company elected to be taxed as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ended December 31, 2014.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, including, without limitation, statements with respect to proposed and pending acquisitions, including the Olam acquisition, the impact of dividends payable on the Series B participating preferred stock on AFFO, financing activities, crop yields and prices and anticipated rental rates. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” or similar expressions or their negatives, as well as statements in future tense. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, beliefs and expectations, such forward-looking statements are not predictions of future events or guarantees of future performance and our actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include the following: general volatility of the capital markets and the market price of the Company’s common stock or Series B participating preferred stock, changes in the Company’s business strategy, availability, terms and deployment of capital, the Company’s ability to refinance existing indebtedness at or prior to maturity on favorable terms, or at all, availability of qualified personnel, changes in the Company’s industry, interest rates or the general economy, adverse developments related to crop yields or crop prices, the degree and nature of the Company’s competition, the timing, price or amount of repurchases, if any, under the Company’s share repurchase program, the ability to consummate acquisitions under contract and the other factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, and our other filings with the Securities and Exchange Commission.  Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Farmland Partners Inc.

Consolidated Balance Sheets

As of September 30, 2017 and December 31, 2016

(Unaudited, in thousands except par value and share data)

	September 30,	December 31,
	2017	2016
ASSETS
Land, at cost	$835,986	$551,392
Grain facilities	10,732	6,856
Groundwater	12,072	11,933
Irrigation improvements	50,660	15,988
Drainage improvements	8,146	4,757
Permanent plantings	51,868	1,845
Other	6,615	2,901
Construction in progress	7,843	1,615
Real estate, at cost	983,922	597,287
Less accumulated depreciation	(8,309)	(3,224)
Total real estate, net	975,613	594,063
Deposits	1,161	5,721
Cash	129,298	47,166
Notes and interest receivable, net	6,951	2,843
Deferred offering costs	280	216
Deferred financing fees, net	370	—
Accounts receivable, net	3,205	4,181
Inventory	92	283
Prepaid and other assets	2,746	1,056
TOTAL ASSETS	$1,119,716	$655,529

LIABILITIES AND EQUITY
LIABILITIES
Mortgage notes, line of credit and bonds payable, net	$464,494	$308,779
Dividends and distributions payable	4,882	2,938
Accrued interest	2,886	1,538
Accrued property taxes	1,523	1,225
Deferred revenue (See Note 2)	3,876	982
Accrued expenses	3,525	4,558
Total liabilities	481,186	320,020

Participating preferred stock	144,223	—
Redeemable non-controlling interests in operating partnership, preferred units	119,633	119,915

EQUITY
Common stock, $0.01 par value, 500,000,000 shares authorized; 32,632,150 shares issued and outstanding at September 30, 2017, and 17,351,446 shares issued and outstanding at December 31, 2016	322	172
Additional paid in capital	342,313	172,100
Retained earnings	2,665	4,103
Cumulative dividends	(26,948)	(14,473)
Non-controlling interests in operating partnership	56,322	53,692
Total equity	374,674	215,594

TOTAL LIABILITIES, SERIES B PARTICIPATING PREFERRED STOCK, REDEEMABLE NON-CONTROLLING INTERESTS IN OPERATING PARTNERSHIP AND EQUITY	$1,119,716	$655,529

Farmland Partners Inc.

Consolidated Statements of Operations

For the three and nine months ended September 30, 2017 and 2016

(Unaudited, in thousands except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
OPERATING REVENUES:
Rental income	$11,107	$6,164	$28,381	$16,462
Tenant reimbursements	474	112	1,230	276
Other revenue	465	670	1,044	931
Total operating revenues	12,046	6,946	30,655	17,669

OPERATING EXPENSES
Depreciation, depletion and amortization	2,107	419	5,651	1,102
Property operating expenses	1,400	548	4,399	1,529
Acquisition and due diligence costs	180	1,712	878	1,818
General and administrative expenses	1,707	1,587	5,840	4,770
Legal and accounting	450	330	1,151	882
Other operating expenses	88	160	363	248
Total operating expenses	5,932	4,756	18,282	10,349
OPERATING INCOME	6,114	2,190	12,373	7,320

OTHER (INCOME) EXPENSE:
Other income	(135)	(72)	(157)	(133)
(Gain) loss on disposition of assets	(44)	—	48	—
Interest expense	3,683	2,065	9,852	7,869
Total other expense	3,504	1,993	9,743	7,736

Net income (loss) before income tax expense	2,610	197	2,630	(416)

Income tax expense	—	97	—	97

NET INCOME (LOSS)	2,610	100	2,630	(513)

Net (income) loss attributable to non-controlling interests in operating partnership	(394)	(30)	(353)	37
Net (income) loss attributable to redeemable non-controlling interests in operating partnership	—	—	—	64

Net income (loss) attributable to the Company	2,216	70	2,277	(412)

Nonforfeitable distributions allocated to unvested restricted shares	(36)	(24)	(116)	(72)
Distributions on redeemable non-controlling interests in operating partnership, common units	—	—	—	(113)
Distributions on redeemable non-controlling interests in operating partnership, Series A preferred units and dividends on Series B Participating Preferred Stock	(1,959)	(887)	(3,714)	(2,057)

Net income (loss) available to common stockholders of Farmland Partners Inc.	$221	$(841)	$(1,553)	$(2,654)

Basic and diluted per common share data:
Basic net income (loss) available to common stockholders	$0.01	$(0.06)	$(0.05)	$(0.21)
Diluted net income (loss) available to common stockholders	$0.01	$(0.06)	$(0.05)	$(0.21)
Basic weighted average common shares outstanding	32,862	13,683	30,695	12,663
Diluted weighted average common shares outstanding	32,862	13,683	30,695	12,663
Dividends declared per common share	$0.1275	$0.1275	$0.3825	$0.3825

Farmland Partners Inc.

Reconciliation of Non-GAAP Measures

For the three and nine months ended September 30, 2017 and 2016

(Unaudited, in thousands except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
(in thousands except per share amounts)	2017	2016	2017	2016
Net income (loss)	$2,610	$100	$2,630	$(513)
Depreciation, depletion and amortization	2,107	419	5,651	1,102
FFO	4,717	519	8,281	589

Stock based compensation	309	333	1,091	889
Indirect equity offering costs	—	24	—	72
Real estate related acquisition and due diligence costs	250	1,735	1,760	4,172
Dividends on Series B Participating Preferred Stock and distributions on Series A preferred units	(1,959)	(887)	(3,714)	(2,057)
AFFO	$3,317	$1,724	$7,418	$3,665

AFFO per diluted weighted average share data:

AFFO weighted average common shares	38,997	19,711	37,118	18,576

Net income (loss) per share available to common stockholders	$0.01	$(0.06)	$(0.05)	$(0.21)
Income available to redeemable non-controlling interest and non-controlling interest in operating partnership	0.06	0.07	0.12	0.19
Depreciation, depletion and amortization	0.05	0.02	0.15	0.06
Stock based compensation	0.01	0.02	0.03	0.05
Real estate related acquisition and due diligence costs	0.01	0.09	0.05	0.22
Dividends on Series B Participating Preferred Stock and distributions on Series A preferred units	(0.05)	(0.05)	(0.10)	(0.11)
AFFO per diluted weighted average share	$0.09	$0.09	$0.20	$0.20

	For the three months ended		For the nine months ended
	September 30,		September 30,
(in thousands)	2017	2016	2017	2016
Net income (loss)	$2,610	$100	$2,630	$(513)
Interest expense	3,683	2,065	9,852	7,869
Income tax expense	—	97	—	97
Depreciation, depletion and amortization	2,107	419	5,651	1,102
EBITDA	$8,400	$2,681	$18,133	$8,555

Stock-based compensation	309	333	1,091	889
Indirect equity offering costs	—	24	—	72
Real estate related acquisition and due diligence costs	250	1,735	1,760	1,901
Adjusted EBITDA	$8,959	$4,773	$20,984	$11,417

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Total operating revenues	$12,046	$6,946	$30,655	$17,669
Property operating expenses	1,400	548	4,399	1,529
Net operating income	10,646	6,398	26,256	16,140

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016
Operating income	6,114	2,190	12,373	7,320
Total operating revenues	12,046	6,946	30,655	17,669
Operating income margin	51%	32%	40%	41%

Non-GAAP Financial Measures

The Company considers the following non-GAAP measures as useful to investors as key supplemental measures of its performance: FFO, NOI, AFFO, EBITDA and Adjusted EBITDA. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss as a measure of the Company’s operating performance. FFO, NOI, AFFO, EBITDA and Adjusted EBITDA, as calculated by the Company, may not be comparable to other companies that do not define such terms exactly as the Company.

FFO

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, plus real estate related depreciation, depletion and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Management presents FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from sales of depreciable operating properties, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs. However, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO.

AFFO

The Company calculates AFFO by adjusting FFO to exclude the income and expenses that the Company believes are not reflective of the sustainability of the Company’s ongoing operating performance, including, but not limited to, real estate related acquisition and due diligence costs and stock-based compensation.

Changes in GAAP accounting and reporting rules that were put in effect after the establishment of NAREIT’s definition of FFO in 1999 result in the inclusion of a number of items in FFO that do not correlate with the sustainability of the Company’s operating performance.  Therefore, in addition to FFO, the Company presents AFFO and AFFO per share, fully diluted, both of which are non-GAAP measures.  Management considers AFFO a useful supplemental performance metric for investors as it is more indicative of the Company’s operational performance than FFO. AFFO is not intended to represent cash flow or liquidity for the period, and is only intended to provide an additional measure of the Company’s operating performance. Even AFFO, however, does not properly capture the timing of cash receipts, especially in connection with full-year rent payments under lease agreements entered into in connection with newly acquired farms. Management considers AFFO per share, fully diluted to be a supplemental metric to GAAP earnings per share. AFFO per share, fully diluted provides additional insight into how the Company’s operating performance could be allocated to potential shares outstanding at a specific point in time. Management believes that AFFO is a widely recognized measure of the operations of REITs, and presenting AFFO will enable investors to assess the Company’s performance in comparison to other REITs. However, other REITs may use different methodologies for calculating AFFO and AFFO per share, fully diluted and, accordingly, the Company’s AFFO and AFFO per share, fully diluted may not always be comparable to AFFO and AFFO per share amounts calculated by other REITs. AFFO and AFFO per share, fully diluted should not be considered as an alternative to net income (loss) or earnings per share (determined in accordance with GAAP) as an indication of financial performance, or as an alternative to net income (loss) earnings per share (determined in accordance with GAAP) as a measure of the Company’s liquidity, nor are they indicative of funds available to fund the Company’s cash needs, including its ability to make distributions.

EBITDA and Adjusted EBITDA

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) is a key financial measure used to evaluate the Company’s operating performance but should not be construed as an alternative to operating income, cash flows from operating activities or net income, in each case as determined in accordance with GAAP. The Company believes that EBITDA is a standard performance measure commonly reported and widely used by analysts and investors in the Company’s industry. However, while EBITDA is a performance measure widely used across several industries, the Company does not believe that it correctly captures the Company’s business operating performance because it includes non-cash expenses and recurring adjustments that are necessary to better understand the Company’s business operating performance.  Therefore, in addition to EBITDA, management uses Adjusted EBITDA, a non-GAAP measure.

The Company calculates Adjusted EBITDA by adjusting EBITDA for certain items such as stock-based compensation and real estate related acquisition and due diligence costs that the Company considers necessary to understand its operating performance. The Company believes that Adjusted EBITDA provides useful supplemental information to investors regarding the Company’s ongoing operating performance that, when considered with net income and EBITDA, is beneficial to an investor’s understanding of the Company’s operating performance. However, EBITDA and Adjusted EBITDA have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Net Operating Income

The Company calculates net operating income as total operating revenues (rental income, tenant reimbursements and other revenue) less property operating expenses (direct property expenses and real estate taxes). Since net operating income excludes general and administrative expenses, interest expense, depreciation and amortization, acquisition-related expenses, other income and losses and extraordinary items, it provides a performance measure that, when compared year over year, reflects the revenues and expenses directly associated with owning and leasing farmland real estate, providing a perspective not immediately apparent from net income. However, net operating income should not be viewed as an alternative measure of the Company’s financial performance since it does not reflect general and administrative expenses, interest expense, depreciation and amortization costs, other income and losses.

Operating Income Margin

The Company calculates operating income margin as Operating Income divided by Total Revenues, expressed as a percentage. The Company believes that operating income margin is a useful measure in managing the business and is beneficial to an investor’s understanding of the Company’s operating performance.